CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (the "Agreement") is entered into in full and final settlement of the issues, described more fully herein, between Atul Varma, the employee (hereafter referred to as "you" or "your"), and Hamilton Lane Advisors, L.L.C. (hereafter referred to as "Hamilton Lane").
WHEREAS, the parties desire to amicably, fully, and finally settle all matters between you and Hamilton Lane, including the termination of your employment with Hamilton Lane, and
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, you and Hamilton Lane hereby agree as follows:
1.    End of Employment/Payment and Compensation. Regardless of whether you elect to sign this Agreement, the following provisions in this Paragraph 1 shall apply:
(a)    Separation Date. You and Hamilton Lane have agreed that your provision of services to Hamilton Lane will end effective as of the close of business on August 8, 2023 ("Separation Date"), If you do not sign this Agreement, the Separation Date will be deemed the official termination date regarding your employment, and not the date as reflected in Paragraph 2(a) below.
(b)    Payment & Compensation/Benefits.
(i)    You will be paid for all work performed up through the Separation Date as well as receive payment of any accrued but unused vacation days in accordance with Hamilton Lane policy.
(ii)    If you do not sign this Agreement, your eligibility to participate in Hamilton Lane sponsored health insurance, including medical, dental and prescription, as an employee of Hamilton Lane, will end as of the Separation Date. However, you will be eligible to continue to participate in this insurance in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to COBRA's terms, conditions and restrictions. You will receive information about COBRA under separate cover.
(c)    You are required to comply with Paragraphs 4 and 9 below.
2.    If you sign this Agreement, agreeing to be bound by the General Release in Paragraph 5 below and all of the other terms and conditions of this Agreement, Hamilton Lane shall provide you with the following:
a)    Your official employment termination date will be the earlier of January 31, 2024, or the date you begin full-time employment for an entity not associated or affiliated with Hamilton Lane (“Termination Date”).

(b)    If you begin full-time employment with an employer not associated or affiliated with Hamilton Lane before January 31, 2024, you will receive a lump sum payment in a total gross amount representing the portion of annual salary attributable to the period of the time you begin your new full-time employment and January 31, 2024, less withholding of all applicable federal, state and local taxes. Upon satisfaction of the conditions contained in this Agreement this one-time payment will be made in the next regular payroll cycle following the Termination Date.
(c)    You will also receive a one-time, lump sum payment in the total gross amount of $375,000 less withholding of all applicable federal, state, and local taxes. This one-time payment will be made in the next regular payroll cycle following the Termination Date.
(d)    The unvested HLNE restricted stock awarded to you (excluding any performance stock awards) shall immediately vest on January 31, 2024, and the unvested HLA carried interest awarded to you will be permitted to continue to vest until March 31, 2024, and thereafter any unvested amounts will be forfeited, in accordance with the terms of the respective plan documents.
(e) Your eligibility to participate in Hamilton Lane sponsored health insurance, including medical, dental and prescription, as an employee of Hamilton Lane, will end the earlier of your securing new employment or July 31, 2024, including Hamilton Lane’s contribution to premiums. However, thereafter you will be eligible to continue to participate in this insurance in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to COBRA's terms, conditions and restrictions. You will receive information about COBRA under separate cover.
(f)    You will be deemed a Senior Advisor to the Company, effective August 8, 2024 and shall make yourself available as needed to ensure a smooth transition to your successor and support the needs of the business until your Termination Date.
(g) You shall not be eligible for any of the payments and other benefits described in this Paragraph 2 until: (i) Hamilton Lane has received an executed copy of this Agreement, (ii) the revocation time period in Paragraph 23 below has passed, (iii) you have fully cooperated with Hamilton Lane regarding a smooth transition and have been available for all consultations through January 31, 2024, (iv) you have complied with all of the terms and conditions of this Agreement; and (v) you have returned all Hamilton Lane property and documents in accordance with Paragraph 4 below.
(h)     The respective non-competition and non-solicitation obligations and restrictive covenants, as set forth in the equity and carried interest plans as above-referenced, and in your Confidentiality and Non-Solicitation Agreement, shall continue to apply to you for a period of six (6) months following the Separation Date. All confidentiality and non-disclosure obligations shall remain in effect.

3.    Tax Withholding. You acknowledge and agree that you are solely responsible for paying any federal, state or local taxes on the payments made pursuant to paragraph 2 above to the extent not withheld and that you shall defend, indemnify and hold harmless Hamilton Lane and the other Releasees, as defined below, for your failure to pay any taxes owed, if any, on a timely basis. You further acknowledge and agree that you have not received any tax advice from Hamilton Lane or any Releasee, that you are not relying upon any representation made by Hamilton Lane or any Releasee, or any attorney for Hamilton Lane or any Releasee, with regard to the taxability or non-taxability or the characterization of all or any portion of the payments made under Paragraph 2 above.
4.    Return of Hamilton Lane Property. On or as soon as possible after the Termination Date you shall return to your supervisor, retaining no copies, all Hamilton Lane property, including without limitation, equipment, office keys, identification cards or badges, parking passes, cell phone, pagers, computer, billing, operational, financial or other records or documents, including all documents concerning former or pending investigations you were conducting, including those containing confidential or proprietary information of Hamilton Lane, and our clients and/or investors. You will also destroy all copies of all documents, email messages, attachments, or other paper or electronic records made available to you as part of your employment with the Hamilton Lane.
5.    General Release.
(a)    In exchange for Hamilton Lane's payments and benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, Hamilton Lane and each of the other Releasees, from and against any and all known or unknown claims, causes of action, complaints, lawsuits, damages, liabilities and expenses of any kind (collectively "Claims") as described below which you, your heirs, agents, administrators or executors have or may have against Hamilton Lane or any of the other Releasees.
(b)    By agreeing to this General Release, you are waiving, to the maximum extent permitted by law, any and all Claims which you have or may have against Hamilton Lane or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, including but not limited to the following:
(i)    any Claims having anything to do with your employment with Hamilton Lane and/or any of its parent, subsidiary, related and/or affiliated entities, programs and/or institutions;
(ii)    any Claims having anything to do with your separation from employment with Hamilton Lane, effective on the Separation Date /

Termination Date, and/or any of its parent, subsidiary, related and/or affiliated entities, programs and/or institutions;
(iii)    any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, incentive pay, disability pay, pay differential, pay continuation and/or other benefits or compensation of any kind;
(iv)    any Claims for reimbursement of expenses of any kind;
(v)    any Claims for attorneys' fees or costs;
(vi)    any Claims under the Employee Retirement Income Security Act ("ERISA"); any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 504 of the Rehabilitation Act, the Equal Pay Act, the Pennsylvania Human Relations Act and any Claims for retaliation under any of the foregoing laws;
(vii)    any Claims regarding leaves of absence;
(viii)    any Claims under the National Labor Relations Act;
(ix)    any Claims under the Sarbanes-Oxley Act to the extent permissible;
(x)    any Claims for violation of public policy;
(xi)    any whistleblower or retaliation Claims;
(xii)    any Claims for emotional distress or pain and suffering; and/or
(xiii)    any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.
(c)    You acknowledge that your employment relationship with Hamilton Lane has been permanently severed effective as of the Termination Date, that Hamilton Lane has no obligation, contractual or otherwise, to rehire, reemploy, recall or hire you in the future and you agree not to seek reemployment with the Company or any of its affiliates.
(d)    The term "Releasees" includes: Hamilton Lane, its parent, any subsidiary, related or affiliated entities or companies, and each of their past and present employees, officers, board members, trustees, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries, and agents, and all of their respective successors and assigns.
(e)    It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.
(f)    To the extent that you are not permitted by law from granting a full and complete release as to any of the above Claims, and/or to the extent that Hamilton Lane is not permitted by law from receiving a full and complete release as to any of the above Claims, this General Release is intended, and shall operate, to prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims, and shall constitute a full and complete waiver and release of all claims for attorney fees or costs associated with any such legally un-waived and unreleased claims, as below defined.
6.    Non-Released Claims. The General Release in Paragraph 5 above does not apply to:
(a)    Any claims for vested retirement benefits;
(b)    Any claims to require either party to honor its respective commitments set forth in this Agreement;
(c)    Any claims to interpret or to determine the scope, meaning or effect of this Agreement;
(d)    Any claims relating to any conduct, matter, event or omission occurring after you received the payments and benefits set forth in Paragraph 2.
7.    Adequacy of Consideration. You acknowledge and agree that Hamilton Lane's payments and benefits under Paragraph 2 above:
(a)    Are not required by any policy, plan or prior agreement;
(b)    Constitute adequate consideration to support your General Release in Paragraph 5 above; and
(c)    Fully compensate you for the Claims you are releasing.
For purposes of this paragraph, "consideration" means something of value to which you are not already entitled.
8.    Other Proceedings. By signing this Agreement and General Release, you represent and warrant that as of the date of this Agreement and General Release, you have no complaints, charges and grievances filed or pending internally within Hamilton Lane or externally with any judicial, administrative, executive, regulatory or legislative body.

9.    Prohibition on Using or Disclosing Confidential Information
(a)    Regardless of whether you sign this Agreement, you are prohibited from using or disclosing confidential and/or proprietary information which you acquired in the course of your employment with Hamilton Lane, and which is not generally known by or readily accessible to the public. In particular, and by way of example only, such confidential and/or proprietary information cannot be disclosed to other financial institutions or fund managers or any other entity with whom Hamilton Lane does now or later may do business or compete for business.
(b)    In addition, you are reminded that you are prohibited from having access to, attempting to gain access to, manipulating, damaging, destroying or interfering in any way with Hamilton Lane's data, computer and operating systems or business operations.
10.    Confidentiality. You agree and understand that confidentiality is of the utmost importance to Hamilton Lane and that an essential term of this Agreement is that its specific terms shall remain confidential. The specific terms of this Agreement may not be disclosed to any person other than as specified herein, except to the extent required by law. Neither you nor any of your agents or representatives will disclose directly or indirectly any information concerning the terms of this Agreement including the General Release or such subject matter to anyone except your spouse, personal financial tax advisors and/or attorneys, if any, and upon request and if necessary to the Internal Revenue Service or other requesting legal authority (e.g. Tax Court). You will inform those persons that they, as your representatives, are also bound by this confidentiality requirement. This contractual commitment to confidentiality extends to your lawyer, accountant and all with whom they have consulted or worked with about this matter, none of whom may voluntarily disclose any of the terms of this Agreement to anyone. Hamilton Lane may disclose the terms of this Agreement to its attorneys as it deems necessary, including (but not limited) to all who need to know about it in order to approve or implement its provisions, senior management, fiduciaries of the corporation, auditors, accountants and other professionals involved in preparing Hamilton Lane’s financial statements and or tax returns, and government agencies. You acknowledge that this confidentiality provision is a material term of this Agreement and that Hamilton Lane will suffer irreparable harm if a breach of confidentiality occurs. You further acknowledge that in the event that it is proved that you or any of your representatives have breached this confidentiality requirement, you agree to return to Hamilton Lane within five (5) days of such breach the entire amount of all payments and the value of any benefits received under this Agreement and General Release. You agree that this sum constitutes reasonable liquidated damages and does not constitute a penalty. In the event Hamilton Lane is required to sue to enforce these confidentiality provisions, Hamilton Lane may recover reasonable attorneys' fees and costs.
11.    Non-disparagement. Each of Company and you agree not to make any negative comments or disparaging remarks, in writing, orally or electronically, about the other party, and/or any Company Releasee or its business practices and services, including any Company clients, investors and/or service providers. However, nothing in this Agreement is intended to or shall be interpreted to restrict either party’s right and/or obligation to testify truthfully in any forum, or to contact, cooperate with or provide information to any government agency or regulatory commission.
    Further, the Company’s Chief Executive Officer agrees to provide a positive reference to any prospective employer of Mr. Varma.
12.    Statement of Non-Admission. It is understood and agreed that neither the execution of this Agreement and General Release nor its terms constitute an admission or concession of liability or wrongdoing by Hamilton Lane or any other Releasee. Rather, it is understood and agreed that this Agreement and its General Release is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties and that Hamilton Lane specifically disclaims liability to you.
13.    Cooperation in Future Matters. You agree that you will cooperate with Hamilton Lane with respect to any administrative or litigation matter which involves you or the responsibilities you fulfilled while employed by Hamilton Lane, for which Hamilton Lane will cover reasonable legal fees and expense of the Company approved law firm. However, you are reminded that nothing in this Agreement shall be interpreted to restrict your right and obligation to testify truthfully in any forum, or to cooperate fully in any investigation by a governmental agency which regulates Hamilton Lane or its operations.
14.    Effect and Construction of the Agreement and Release. This Agreement, General Release, the equity and carried interest plans referenced in Paragraph 2 above, all together with the Confidentiality and Non-Solicitation Agreement also referenced in Paragraph 2 above, represent the entire agreement between you and Hamilton Lane and supersedes any and all prior agreements between the parties, oral, written, express, or implied. Any amendments hereto shall not be effective unless they are in writing signed by you and a duly authorized representative of Hamilton Lane.
15.    Binding Agreement. The parties understand and acknowledge that said Agreement and General Release are contractual and not a mere recital. Consequently, they expressly consent that said Agreement and General Release shall be given full force and effect according to each and all of its express terms and provisions, and that they shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns.
16.    Acknowledgment. You acknowledge and agree that subsequent to the termination of your employment, you shall not be eligible for any payments from Hamilton Lane or Hamilton Lane-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments and benefits owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Agreement.

17.    Severability. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.
18.    Governing Law and Forum. The parties agree that this Agreement and General Release shall be governed and construed under the laws of the Commonwealth of Pennsylvania and that they will submit all disputes concerning this interpretation or enforcement of this Agreement and General Release to the exclusive jurisdiction of the state and/or federal courts located within the Eastern District of the Commonwealth of Pennsylvania. All remedies in law or in equity shall be available for the enforcement of this Agreement and its General Release.
19.    Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.
20.    Days. All references to a number of days throughout this Agreement refer to calendar days.
21.    Execution. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument, but all of which together shall constitute the same Agreement.
22.    Representations. You agree and represent that:
(a)    You have read carefully the terms of this Agreement, including the General Release set forth in Paragraph 5;
(b)    You have reviewed this Agreement, including the General Release, with your attorney;
(c)    You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)    You acknowledge that, at the time you were given this Agreement, you were provided at least twenty-one (21) days in which to consider whether you would sign this Agreement;
(e)    Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;
(f)    No promise or inducement not expressed in this Agreement has been made to your; and
(g)    You have adequate information to make a knowing and voluntary waiver.
23.    Revocation Period and Effective Date. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having properly revoked it. To revoke this Agreement, you must send a letter to the attention of Lydia Gavalis, General Counsel. The letter must be post-marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for any of the payments or benefits set forth in Paragraph 2.
24.    Offer Expiration Date. As noted above, you have up to twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement within twenty-one (21) days of your receipt of it, then this offer is withdrawn and you will not be eligible for the payments and other benefits set forth in Paragraph 2 above.
IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Confidential Separation Agreement and General Release to be electronically executed on the day and year first below written.

EMPLOYEE		HAMILTON LANE ADVISORS, L.L.C.

By:	/s/ Atul Varma	By:	/s/ Lydia Gavalis
	Atul Varma		Lydia Gavalis, General Counsel

Date:	July 18, 2023	Date:	July 18, 2023